Exhibit (a)(1)(i)

Offer To Purchase For Cash

Up To $250,000,000 Aggregate Principal Amount

1% Convertible Subordinated Notes due August 1, 2010

THE TENDER OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 29, 2008, UNLESS EXTENDED OR EARLIER TERMINATED BY US (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). HOLDERS OF NOTES MUST VALIDLY TENDER AND NOT WITHDRAW THEIR NOTES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO BE ELIGIBLE TO RECEIVE THE CONSIDERATION (AS DEFINED BELOW) FOR THEIR NOTES.

Flextronics International Ltd. (the “Company,” “Flextronics,” “we,” or “us”) hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer Documents”), our outstanding 1% Convertible Subordinated Notes due August 1, 2010 (the “Notes”) in an aggregate principal amount not to exceed $250,000,000 (the “Maximum Acceptance Amount”) at a purchase price per $1,000 principal amount determined in accordance with the procedures set forth below. Subject to applicable law, we reserve the right, but are not obligated, to increase the Maximum Acceptance Amount in our sole discretion. The Tender Offer is not conditioned on any minimum amount of Notes being tendered. We refer to our offer to purchase the Notes as our “Tender Offer.”

The Consideration payable for the Notes is determined based on a formula consisting of a “base” price, plus a Clearing Premium (as defined below) applicable to the Notes to be determined pursuant to a modified “Dutch Auction.” Holders validly tendering their Notes on or prior to the Expiration Date will be eligible to receive the Consideration. The Consideration will be payable in cash. Acceptance of tendered Notes may be subject to proration as described below. In addition, holders who tender Notes that are accepted for purchase by us will receive a cash payment representing the accrued and unpaid interest on those Notes from the last interest payment date up to, but not including, the settlement date (which shall be the date of delivery of the Consideration to the Depositary (as defined below)) for Notes purchased by us pursuant to the Tender Offer (“Accrued Interest”).

			Consideration
		Outstanding	(Acceptable Bid
Security Description	CUSIP Nos.	Principal Amount	Price Range)(1)

1% Convertible Subordinated Notes due August 1, 2010	33938EAK3	$499,992,000	$780 - $870
	33938EAL1

(1)	Per $1,000 principal amount of Notes that are accepted for purchase.

This Offer to Purchase and the accompanying Letter of Transmittal contain important information that should be read before any decision is made with respect to the Tender Offer. In particular, see “CERTAIN SIGNIFICANT CONSIDERATIONS” beginning on page 14 for a discussion of certain factors you should consider in connection with this Tender Offer.

The Dealer Manager for the Tender Offer is:

Citi

December 1, 2008

IMPORTANT INFORMATION

All of the Notes are held in book-entry form through the facilities of The Depository Trust Company (“DTC”). If you desire to tender Notes you must transfer such Notes to Computershare Trust Company, N.A., the depositary for the Tender Offer (the “Depositary”), through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. If you hold Notes through a broker, bank or other nominee, you must contact such broker, bank or other nominee if you wish to tender your Notes. See “THE TENDER OFFER — Procedures for Tendering Notes.”

Questions and requests for assistance or for additional copies of the Offer Documents may be directed to Citigroup Global Markets Inc., who is acting as Dealer Manager in connection with the Tender Offer (the “Dealer Manager”), or to Georgeson Inc., who is acting as information agent in connection with the Tender Offer (the “Information Agent”), each at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of the Offer Documents may also be directed to your broker or other nominee holder.

NONE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR NOTES. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS NOTES, AND, IF SO, THE PRINCIPAL AMOUNT OF THE NOTES AS TO WHICH AND THE BID PRICE (AS DEFINED BELOW) AT WHICH ACTION IS TO BE TAKEN.

THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FLEXTRONICS OR ANY SUBSIDIARY OF FLEXTRONICS SINCE THE DATE HEREOF.

THIS OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this Offer to Purchase and the accompanying Letter of Transmittal, other than statements of historical fact, are, or may be deemed to be, forward-looking statements. The words “will,” “may,” “designed to,” “believe,” “should,” “anticipate,” “plan,” “expect,” “intend,” “estimate” and similar expressions identify forward-looking statements, which speak only as of the date of this Offer to Purchase. These statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the expectations expressed in the forward-looking statements. Various factors could cause actual results to differ materially from the expectations reflected in the forward-looking statements, including those described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K/A, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Given these risks and uncertainties, the reader should not place undue reliance on these forward-looking statements.

SUMMARY

This summary highlights selected information from this Offer to Purchase. You should read this Offer to Purchase and the Letter of Transmittal in their entirety before making a decision regarding the Tender Offer. Cross-references contained in this summary section will direct you to a more complete discussion of a particular topic elsewhere in this Offer to Purchase.

The Tender Offer	Flextronics, the issuer of the Notes, is offering to purchase your Notes upon the terms and subject to the conditions set forth in the Offer Documents. Flextronics is incorporated in the Republic of Singapore, and its principal corporate office is located at One Marina Boulevard, #28-00, Singapore 018989. Its U.S. corporate headquarters are located at 2090 Fortune Drive, San Jose, California 95131. Its telephone number in the Republic of Singapore is (65) 6890-7188 and in the United States is (408) 576-7722 and its Internet address is http://www.flextronics.com.

Notes Subject to the Tender Offer	We are making a tender offer for our 1% Convertible Subordinated Notes due August 1, 2010 (CUSIP Nos. 33938EAK3 and 33938EAL1) in an aggregate principal amount not to exceed $250,000,000 (the “Maximum Acceptance Amount”) at a purchase price per $1,000 principal amount determined in accordance with the procedures set forth herein under “THE TENDER OFFER — Terms of the Tender Offer.” The Tender Offer is not conditioned on any minimum amount of Notes being tendered.

Consideration	The “Consideration” for each $1,000 principal amount of Notes validly tendered (and not withdrawn) pursuant to the Tender Offer on or prior to the Expiration Date and accepted for purchase by us (subject to proration) will be equal to the sum of: (i) $780 (the “Base Price”) and (ii) the Clearing Premium, which Clearing Premium is determined pursuant to a modified “Dutch Auction,” as described herein.

Holders must validly tender and not withdraw their Notes on or prior to the Expiration Date in order to be eligible to receive the Consideration.

Accrued Interest	Subject to the terms and conditions set forth in this Offer to Purchase, in addition to the Consideration, holders whose Notes are tendered and accepted in the Tender Offer will also be paid in cash the amount of accrued and unpaid interest thereon from the last interest payment date up to, but not including, the settlement date (which shall be the date of delivery of the Consideration to the Depositary) for such Notes purchased by us in the Tender Offer. Settlement of payment for Notes accepted by us in the Tender Offer will be promptly after the Expiration Date.

Determination of Bid Price	The Tender Offer is being conducted as a modified “Dutch Auction.” This means that if you elect to participate, you must specify the minimum Consideration (your “Bid Price”) you would be willing to receive in exchange for each $1,000 principal amount of Notes you choose to tender in the Tender Offer. You may specify a different Bid Price for each $1,000 in principal amount of Notes that you hold. The Bid Price you specify must be between the Base Price and $870. Tenders of Notes outside of this range will not be accepted and will not be used for purposes of calculating the Clearing Premium described below. If the Bid Price that you specify exceeds the Base Price, such excess must be in increments of $2.50 and may not be greater than $90. If the Bid Price you specify is not a whole multiple of $2.50, your Bid Price will be rounded down to the nearest whole multiple of $2.50. If you tender your Notes without specifying a Bid Price, you will be deemed to have specified the Base Price as to those Notes.

Determination of Consideration	Whether and to what extent your tendered Notes are accepted for purchase in the Tender Offer will depend upon how the Bid Price specified by you compares to Bid Prices specified by other tendering holders of Notes. On the Expiration Date:

• for each tender of Notes, we will determine the “Bid Premium” for such tender by subtracting the Base Price from the Bid Price specified for such tender of Notes;

• we will use all the Bid Premiums received to calculate a single Clearing Premium in accordance with the procedure set forth below; and

• the Consideration payable for each Note validly tendered (and not withdrawn) on or prior to the Expiration Date and accepted for purchase by us will be equal to the Clearing Premium plus the Base Price.

Clearing Premium	The “Clearing Premium” will be determined by consideration of the Bid Premiums of all validly tendered (and not withdrawn) Notes in order of lowest to highest Bid Premiums. The Clearing Premium will be the lowest single premium such that, for all tenders of Notes whose Bid Price results in a Bid Premium equal to or less than this lowest single premium, we will be able to purchase the Maximum Acceptance Amount, or, in the event that the purchase of all Notes that are validly tendered (and not withdrawn) would result in us purchasing less than the Maximum Acceptance Amount in the Tender Offer, the Clearing Premium will be the highest Bid Premium with respect to any Note validly tendered (and not withdrawn).

Proration	If the purchase of all Notes validly tendered (and not withdrawn) on or prior to the Expiration Date with a Bid Price that results in a Bid Premium equal to or less than the Clearing Premium would cause Flextronics to purchase more than the Maximum Acceptance Amount, then the Tender Offer will be oversubscribed and we will accept for payment such tendered Notes on a prorated basis.

All Notes not accepted as a result of proration and all tenders of Notes with a Bid Premium in excess of the Clearing Premium will be rejected from the Tender Offer.

To avoid purchases of Notes in principal amounts other than integral multiples of $1,000, we will make appropriate adjustments downward to the nearest $1,000 principal amount with respect to each holder validly tendering (and not withdrawing) Notes that are accepted for payment.

Maximum Acceptance Amount	We will pay for the Notes purchased in the Tender Offer in cash. The Maximum Acceptance Amount of aggregate principal amount of Notes we will purchase pursuant to the Tender Offer is $250,000,000. We expressly reserve the right, in our sole discretion, to purchase more than the Maximum Acceptance Amount in the Tender Offer, and to increase the maximum aggregate purchase price, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may purchase an additional amount of Notes not to exceed 2% of the aggregate principal amount outstanding without amending or extending the Tender Offer. See “THE TENDER OFFER — Extensions and Amendments.” We will also pay Accrued Interest on any Notes we purchase.

Expiration Date	The Tender Offer will expire at 12:00 midnight, New York City time, on December 29, 2008, unless extended by us.

Payment Date	The payment date for the Tender Offer will occur promptly following the Expiration Date. The Consideration will be payable on the payment date.

Withdrawal Rights	Tendered Notes may be withdrawn any time on or prior to the Expiration Date by delivering a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary on or prior to the Expiration Date. If you tender Notes through a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee to make arrangements for withdrawal. You may also withdraw your Notes at any time after 12:00 midnight on January 29, 2009, if we have not yet accepted for payment the Notes that you have tendered in the Tender Offer. See “THE TENDER OFFER — Withdrawal of Tenders.”

Conditions to the Tender Offer	As described more fully in this Offer to Purchase, the Tender Offer is subject to satisfaction or waiver of certain conditions. See “THE TENDER OFFER — Conditions to the Tender Offer.”

Purpose of the Tender Offer and Source of Funds	The purpose of the Tender Offer is to acquire outstanding Notes with an aggregate principal amount of up to the Maximum Acceptance Amount. We will deliver the Notes that we purchase in the Tender Offer to U.S. Bank National Association, which is the trustee under the Notes (the “Trustee”) for cancellation, and those Notes will cease to be outstanding. Any Notes that remain outstanding after the Tender Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. We are not seeking the approval of holders of the Notes for any amendment to the Notes or the Indenture.

We intend to use cash on hand to pay the purchase price for and accrued and unpaid interest on the Notes validly tendered pursuant to the Tender Offer. See “SOURCE AND AMOUNT OF FUNDS.”

Information	Any questions concerning the terms of the Tender Offer should be directed to the Dealer Manager at its address or telephone number listed on the back cover page of this Offer to Purchase.

Questions concerning tender procedures and requests for additional copies of this Offer to Purchase should be directed to the Information Agent at its address or telephone number listed on the back cover page of this Offer to Purchase.

Procedures for Tendering	If you wish to participate in the Tender Offer and your Notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Notes on your behalf pursuant to the procedures of that custodial entity.

Custodial entities must tender Notes through the Automated Tender Offer Program (“ATOP”) maintained by The Depository Trust Company (“DTC”) by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the terms and conditions set forth in the Offer Documents.

Consequences of Failure to Tender	Your rights and the obligations of Flextronics under the Notes that remain outstanding after the consummation of the Tender Offer will not change as a result of the Tender Offer. However, the purchase of Notes in the Tender Offer will result in a smaller trading market for the remaining outstanding principal amount of the Notes, which may cause the market for such Notes to be less liquid and more sporadic, and market prices for the Notes may fluctuate significantly depending on the volume of trading in the Notes. See “DESCRIPTION OF THE NOTES” and “CERTAIN SIGNIFICANT CONSIDERATIONS — Consummation of the Tender Offer may affect the liquidity, market value and price volatility of the Notes.”

Taxation	For a discussion of certain U.S. federal income tax consequences of the disposition of Notes pursuant to the Tender Offer, see “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

For a discussion of certain Singapore income tax consequences of the disposition of Notes pursuant to the Tender Offer, see “CERTAIN SINGAPORE INCOME TAX CONSEQUENCES.”

For a discussion of certain Bermuda tax considerations relating to the disposition of Notes pursuant to the Tender Offer, see “CERTAIN BERMUDA TAX CONSIDERATIONS.”

Depositary	Computershare Trust Company, N.A. is the Depositary for the Tender Offer (the “Depositary”). The address and telephone number of the Depositary are listed on the back cover page of this Offer to Purchase.

Information Agent	Georgeson Inc. is the Information Agent for the Tender Offer (the “Information Agent”). The address and telephone number of the Information Agent are listed on the back cover page of this Offer to Purchase.

Dealer Manager	Citigroup Global Markets Inc. is the Dealer Manager for the Tender Offer (the “Dealer Manager”). The address and telephone number of the Dealer Manager is listed on the back cover page of this Offer to Purchase.

INFORMATION CONCERNING FLEXTRONICS

Flextronics International Ltd. was incorporated in the Republic of Singapore in May 1990. Unless the context otherwise indicates, references in this Offer to Purchase to “Flextronics,” “the Company,” “we,” “us,” “our” and similar terms mean Flextronics International Ltd. and its subsidiaries. The Company is a leading provider of advanced design and electronics manufacturing services (“EMS”) to original equipment manufacturers (“OEMs”) of a broad range of products in the following markets: infrastructure; mobile communication devices; computing; consumer digital devices; industrial, semiconductor and white goods; automotive, marine and aerospace; and medical devices. The Company’s strategy is to provide customers with a full range of vertically integrated global supply chain services through which the Company designs, builds, ships and services a complete packaged product for its OEM customers. OEM customers leverage the Company’s services to meet their product requirements throughout the entire product life cycle.

The Company’s service offerings include rigid printed circuit board and flexible circuit fabrication, systems assembly and manufacturing (including enclosures, testing services, materials procurement and inventory management), logistics, after-sales services (including product repair, re-manufacturing and maintenance) and multiple component product offerings. Additionally, the Company provides market-specific design and engineering services ranging from contract design services (“CDM”), where the customer purchases services on a time and materials basis, to original product design and manufacturing services, where the customer purchases a product that was designed, developed and manufactured by the Company (commonly referred to as original design manufacturing, or “ODM”). ODM products are then sold by the Company’s OEM customers under the OEMs’ brand names. The Company’s CDM and ODM services include user interface and industrial design, mechanical engineering and tooling design, electronic system design and printed circuit board design. The Company also provides after market services such as logistics, repair and warranty services.

Our principal corporate office is located at One Marina Boulevard, #28-00, Singapore 018989. Our U.S. corporate headquarters are located at 2090 Fortune Drive, San Jose, California 95131. Our telephone number is (408) 576-7722 and our Internet address is http://www.flextronics.com. We include our website address in this document only as an inactive textual reference and do not intend it to be an active link to our website. Accordingly, information contained in our website is not incorporated by reference in, and should not be considered a part of, this Offer to Purchase.

DESCRIPTION OF THE NOTES

The Notes were issued pursuant to the Indenture, dated as of August 5, 2003 (the “Indenture”), among the Company and U.S. Bank National Association, successor in interest to J.P. Morgan Trust Company, National Association, as Trustee, filed as an exhibit to the Company’s Form 10-Q, which was filed with the SEC on August 11, 2003. U.S. Bank National Association is referred to herein as the “Trustee.” The following description of the Notes and any other descriptions of the Notes contained in this Offer to Purchase are qualified in their entirety by reference to the Indenture. The terms of the Notes are as stated in the Indenture and as made a part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The Notes are subject to all such terms and the holders are referred to the Indenture and the Trust Indenture Act for a statement thereof. Copies of the Indenture are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

Outstanding Notes bear interest at the annual rate of 1%, payable on August 1 and February 1 of each year. Subject to certain exceptions, upon the occurrence of a “Change of Control” (as defined in the Indenture), each holder of Notes has the right to require the Company to repurchase for cash all or any part (equal to $1,000 or integral multiples thereof) of such holder’s Notes at an offer price in cash equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. The Notes of each holder are convertible only at the option of such holder into the Company’s ordinary shares at any time prior to the close of business on August 1, 2010, at the initial conversion price of $15.525 per share (equivalent to a conversion rate of approximately 64.4122 shares per $1,000 principal amount of notes), subject to adjustment for certain events provided in the Indenture. However, upon conversion the Company may elect to pay cash (or a combination of cash and ordinary shares). The Notes are unsecured obligations of the Company. We filed a shelf registration statement with the SEC covering the resale of the Notes and our ordinary shares issuable upon conversion of the Notes.

The terms and conditions governing the Notes will remain unchanged by the Tender Offer. No amendment to the Indenture or the Notes is being sought in connection with the Tender Offer. Holders of Notes purchased in the Tender Offer will thereafter not be entitled to any rights and benefits associated with ownership of such Notes.

THE TENDER OFFER

Purpose of the Tender Offer

We are making the Tender Offer in order to acquire outstanding Notes in an aggregate principal amount up to the Maximum Acceptance Amount. We will deliver the Notes that we purchase in the Tender Offer to the Trustee for cancellation, and those Notes will cease to be outstanding. Any Notes that remain outstanding after the Tender Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. We are not seeking the approval of holders of the Notes for any amendment to the Notes or the Indenture.

Terms of the Tender Offer

The Tender Offer; Maximum Acceptance Amount.  On the terms and subject to the conditions of the Tender Offer (including, if the Tender Offer is amended or extended, the terms and conditions of any amendment or extension), we are offering to purchase for cash Notes in an aggregate principal amount not to exceed $250,000,000 (the “Maximum Acceptance Amount”) at a purchase price per $1,000 principal amount determined in accordance with the procedures set forth below. The Tender Offer is not conditioned on any minimum amount of Notes being tendered. In addition, holders who tender Notes that are accepted for purchase by us will receive a cash payment representing the accrued and unpaid interest on those Notes from the last interest payment date up to, but not including, the settlement date (which shall be the date of delivery of the Consideration to the Depositary) (“Accrued Interest”).

Consideration; Modified Dutch Auction Procedure.  The “Consideration” for each $1,000 principal amount of Notes validly tendered (and not withdrawn) pursuant to the Tender Offer on or prior to the Expiration Date and accepted for purchase by us will be equal to the sum of: (i) $780 (the “Base Price”) and (ii) the Clearing Premium, which Clearing Premium will be determined pursuant to a modified “Dutch Auction” as described below. Holders must validly tender and not withdraw their Notes on or prior to the Expiration Date in order to be eligible to receive the Consideration. The Consideration will be payable in cash promptly after the Expiration Date to those holders whose Notes are accepted for purchase in the Tender Offer.

The Tender Offer is being conducted as a modified “Dutch Auction.” This means that if you elect to participate, you must specify the minimum Consideration (your “Bid Price”) you would be willing to receive in exchange for each $1,000 principal amount of Notes you choose to tender in the Tender Offer. You may specify a different Bid Price for each $1,000 in principal amount of Notes that you hold. The Bid Price you specify must be between the Base Price and $870. Tenders of Notes outside of this range will not be accepted and will not be used for purposes of calculating the Clearing Premium described below. If the Bid Price that you specify exceeds the Base Price, such excess must be in increments of $2.50 and may not be greater than $90. If the Bid Price you specify is not a whole multiple of $2.50, your Bid Price will be rounded down to the nearest whole multiple of $2.50.

Holders who tender Notes without specifying a Bid Price will be deemed to have specified the Base Price as to those Notes.

Whether and to what extent your tendered Notes are accepted for purchase in the Tender Offer will depend upon how the Bid Price specified by you compares to Bid Prices specified by other tendering holders of the Notes. Specifically, on the Expiration Date:

•	for each tender of Notes, we will determine the “Bid Premium” for such tender by subtracting the Base Price from the Bid Price specified for such tender of Notes;

•	we will use all the Bid Premiums received to calculate a Clearing Premium (as defined below) in accordance with the procedure set forth below; and

•	the Consideration payable for each Note will be equal to the Clearing Premium plus the Base Price.

The “Clearing Premium” will be determined by consideration of the Bid Premiums of all validly tendered (and not withdrawn) Notes, in order of lowest to highest Bid Premiums. The Clearing Premium will be:

•	the lowest single premium such that, for all tenders of Notes whose Bid Price results in a Bid Premium equal to or less than this lowest single premium, we will be able to purchase the Maximum Acceptance Amount, or

•	in the event that the purchase of all Notes validly tendered (and not withdrawn) would result in us acquiring less than the Maximum Acceptance Amount under the Tender Offer, the Clearing Premium will be the highest Bid Premium with respect to any Note validly tendered (and not withdrawn).

If the amount of Notes validly tendered (and not withdrawn) on or prior to the Expiration Date with a Bid Price that results in a Bid Premium equal to or less than the Clearing Premium would cause us to purchase more than the Maximum Acceptance Amount, then the Tender Offer will be oversubscribed and we will accept for payment such tendered Notes on a pro rata basis. In all cases, the Company will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

Any principal amount of Notes tendered but not purchased pursuant to the Tender Offer, including Notes tendered pursuant to the Tender Offer with a Bid Price that results in a Bid Premium in excess of the Clearing Premium and Notes not purchased because of proration, will be returned to the tendering holders at our expense promptly following the earlier of the Expiration Date or the date on which the Tender Offer is terminated.

In the event that proration of tendered Notes is required, the Company or the Depositary will determine the final proration factor promptly after the Expiration Date. The Company will announce results of proration by press release promptly after the Expiration Date. Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that the Company pay the consideration offered or return the Notes deposited pursuant to the Tender Offer promptly after the withdrawal of the Tender Offer.

All holders whose Notes are accepted in the Tender Offer will receive the Consideration for such Notes even if they tendered at a Bid Price that results in a Bid Premium that was less than the Clearing Premium.

The table below illustrates the Consideration per $1,000 principal amount of Notes tendered and accepted for purchase depending on the Clearing Premium. The Consideration will be paid in cash promptly after the Expiration Date to holders whose Notes are accepted for purchase in the Tender Offer.

Clearing Premium	Consideration	Clearing Premium	Consideration

0.00	780.00	47.50	827.50
2.50	782.50	50.00	830.00
5.00	785.00	52.50	832.50
7.50	787.50	55.00	835.00
10.00	790.00	57.50	837.50
12.50	792.50	60.00	840.00
15.00	795.00	62.50	842.50
17.50	797.50	65.00	845.00
20.00	800.00	67.50	847.50
22.50	802.50	70.00	850.00
25.00	805.00	72.50	852.50
27.50	807.50	75.00	855.00
30.00	810.00	77.50	857.50
32.50	812.50	80.00	860.00
35.00	815.00	82.50	862.50
37.50	817.50	85.00	865.00
40.00	820.00	87.50	867.50
42.50	822.50	90.00	870.00
45.00	825.00

Our obligation to pay the Consideration, plus Accrued Interest in respect of any Notes, is conditioned on, among other things, the satisfaction or waiver of certain conditions set forth in the section titled “THE TENDER OFFER — Conditions to the Tender Offer” in this Offer to Purchase. Subject to applicable law, we reserve the right, in our sole discretion, to waive or modify any one or more of the conditions to the Tender Offer in whole or in part at any time on or before the date that any Notes are first accepted for purchase or to increase the Maximum Acceptance Amount.

The maximum amount of cash we will use to pay the Consideration for Notes accepted pursuant to the Tender Offer will be approximately $218 million. We will also pay Accrued Interest with respect to all Notes purchased by us pursuant to the Tender Offer.

We may increase the Maximum Acceptance Amount without extending the Expiration Date, subject to applicable law.

Expiration Date.  The term “Expiration Date” means 12:00 midnight, New York City time, on December 29, 2008, subject to our right to extend that time and date in our sole discretion, in which case the Expiration Date means the latest time and date to which the Tender Offer is extended.

Procedures for Tendering Notes

All of the Notes are held in book-entry form through the facilities of DTC. If you own Notes and wish to tender them in the Tender Offer, you should follow the instructions below.

If you hold your Notes in a brokerage or custodian account through a custodian or nominee, including a broker, dealer, bank or trust company, you will need to timely instruct your custodian or nominee to tender your Notes on or prior to the Expiration Date in the manner described below and upon the terms and conditions set forth in the Offer Documents. Please refer to any materials forwarded to you by your custodian or nominee to determine how you can timely instruct your custodian or nominee to take these actions.

In order to participate in the Tender Offer, you must instruct your nominee or custodian to participate on your behalf. Your nominee or custodian should arrange for the DTC participant holding the Notes through its DTC account to tender those Notes to the Depositary on or prior to the Expiration Date.

If you hold your Notes through a broker, bank or other nominee, you should ask your broker, bank or other nominee if you will be charged a fee to tender your Notes through the broker, bank or other nominee.

Tendering Through DTC

A DTC participant may tender Notes only by taking the following actions on or prior to the Expiration Date:

•	delivering Notes by means of book-entry transfer into the Depositary’s applicable DTC account; and

•	transmitting a message to the Depositary through the facilities of DTC, specifying that the relevant participant has received and agrees to be bound by the terms and conditions set forth in the Offer Documents and providing the Bid Price(s) for the tendered Notes (an “agent’s message”) or by delivering a properly completed Letter of Transmittal.

By taking these actions with respect to the Tender Offer, you and your broker, bank or other nominee will be deemed to have agreed (i) to the terms and conditions of the Tender Offer as set forth in the Offer Documents and (ii) that Flextronics and the Depositary may enforce the terms and conditions against you and your custodian or nominee.

Letters of Transmittal and Notes should be sent to the Depositary and not to us, the Dealer Manager, the Information Agent or the trustee for the Notes. The Depositary will not accept any tender materials other than the Letter of Transmittal or the DTC participant’s agent’s message and the Notes.

Specification of Bid Price

In accordance with the instructions contained in the enclosed Letter of Transmittal, holders desiring to tender their Notes in the Tender Offer must specify in the applicable column of the table therein captioned “Description of Notes Tendered and Bid Price,” the Bid Price for the Notes that are being tendered. The Bid Price specified must be between the Base Price and $870. If the specified Bid Price is not a whole multiple of $2.50, the Bid Price will be rounded down to the nearest whole multiple of $2.50. Holders that tender their Notes without specifying a Bid Price will be deemed to have specified the Base Price for those Notes. In accordance with the instructions contained in the Letter of Transmittal, a holder may tender different portions of the principal amount of its Notes at different Bid Prices; however, a holder may not specify Bid Prices for an aggregate principal amount of Notes in excess of the aggregate principal amount of Notes tendered by such holder. The same Notes cannot be tendered at more than one Bid Price. To tender Notes properly, only one Bid Price within the bid price range (or no price) must be specified in the appropriate section in the Letter of Transmittal.

General Provisions

The method of delivery of Notes and all other documents or instructions including, without limitation, the agent’s message and the Letter of Transmittal, is at your risk. A tender will be deemed to have been received only when the Depositary receives both (i) a duly completed agent’s message through the facilities of DTC at the Depositary’s applicable DTC account or a properly completed and signed Letter of Transmittal and (ii) confirmation of book-entry transfer of the Notes into the Depositary’s applicable DTC account. All improperly tendered Notes will be returned without cost to the tendering holder promptly after the Expiration Date, unless the irregularities and defects of that tender are timely cured or waived, by book-entry delivery through DTC to the accounts of the DTC participants.

We have not provided guaranteed delivery provisions in connection with the Tender Offer. Notes being tendered must be delivered to the Depositary in accordance with the procedures described in this Offer to Purchase, on or prior to the Expiration Date in order for you to receive the Consideration.

Notes being tendered in the Tender Offer and either (i) the completed DTC participant’s agent’s message or (ii) the completed and duly executed Letter of Transmittal must be received by the Depositary in accordance with the terms described in this Offer to Purchase on or prior to the Expiration Date.

Your Representation and Warranty; Flextronics’s Acceptance Constitutes an Agreement

A tender of Notes under the procedures described above will constitute your acceptance of the terms and conditions of the Tender Offer. In addition, by instructing your broker, bank or other nominee to tender your Notes in the Tender Offer, you are representing, warranting and agreeing that:

•	you have received a copy of this Offer to Purchase and the Letter of Transmittal and agree to be bound by all the terms and conditions of the Tender Offer;

•	you have full power and authority to tender your Notes;

•	you have assigned and transferred the Notes to the Depositary and irrevocably constitute and appoint the Depositary as your true and lawful agent and attorney-in-fact to cause your Notes to be tendered in the Tender Offer, that power of attorney being irrevocable and coupled with an interest;

•	your Notes are being tendered, and will, when accepted by the Depositary, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the Tender Offer; and

•	you will, upon our request or the request of the Depositary, as applicable, execute and deliver any additional documents necessary or desirable to complete the tender of the Notes.

Your broker, bank or other nominee, by delivering, or causing to be delivered, the Notes and the completed agent’s message or Letter of Transmittal to the Depositary is representing and warranting that you, as owner of the Notes, have represented, warranted and agreed to each of the above.

Our acceptance for payment of Notes tendered under the Tender Offer will constitute a binding agreement between you and us upon the terms and conditions of the Tender Offer described in the Offer Documents.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Notes pursuant to any of the procedures described above and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, whose determination will be final and binding. The Company reserves the right to reject any or all tenders of any Notes determined by it not to be in proper form or if the acceptance of or payment for such Notes may, based on the advice of the Company’s counsel, be unlawful. The Company also reserves the right, in its sole discretion, and subject to applicable law, to waive or amend any condition to, or any defect or irregularity in, any tender with respect to Notes of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. In the event that a condition is waived with respect to any particular holder, the same condition will be waived with respect to all holders. The Company’s interpretation of the terms and conditions of the Tender Offer (including the Letter of Transmittal and the instructions thereto) may only be challenged in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

No tender will be deemed to have been validly made until all defects or irregularities in such tender have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is under any duty to give notification of any defects or irregularities in any tender of any Notes or notice of withdrawal or will incur any liability for failure to give any such notification.

Withdrawal of Tenders

You may withdraw validly tendered Notes at any time on or prior to the Expiration Date. If you tender Notes through a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee to make arrangements for withdrawal. You may also withdraw your Notes at any time after 12:00 midnight on January 29, 2009, if we have not yet accepted for payment the Notes that you have tendered in the Tender Offer. If the Tender Offer is terminated without our having purchased any Notes pursuant to the Tender Offer, whether before or after the Expiration Date, we will promptly return the Notes tendered pursuant to the Tender Offer to the tendering holders.

For a withdrawal of Notes to be effective, the Depositary must timely receive, on or prior to the Expiration Date, a “notice of withdrawal” in the form of either an agent’s message or a written or faxed request specifying the name of the tendering holder, a description of the Notes to be withdrawn, the amount of Notes to be withdrawn and the number of the account at DTC to be credited with the withdrawn Notes and you must otherwise comply with DTC procedures. Any “notice of withdrawal” must be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), or be accompanied by evidence sufficient to the Depositary that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes being withdrawn. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, an agent’s message or a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of the agent’s message or the written or faxed notice of such withdrawal even if re-transfer by DTC book-entry is not immediately effected.

If you tendered your Notes through a broker, bank or other nominee and wish to withdraw your Notes, you will need to make arrangements for withdrawal with your broker, bank or other nominee. Your ability to withdraw the tender of your Notes will depend upon the terms of the arrangements you have made with your broker, bank or other nominee and, if your broker, bank or other nominee is not the DTC participant tendering those Notes, the arrangements between your broker, bank or other nominee and such DTC participant, including any arrangements involving intermediaries between your broker, bank or other nominee and such DTC participant.

Through DTC, the Depositary will return to tendering holders all Notes in respect of which it receives valid notice of withdrawals on or prior to the Expiration Date promptly after it receives such notice of withdrawals.

Holders may not rescind their withdrawal of tenders of Notes, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Properly withdrawn Notes may, however, be re-tendered at any time on or prior to the Expiration Date by again following one of the procedures described under “— Procedures for Tendering Notes” above.

Holders can withdraw the tender of their Notes only in accordance with the foregoing procedures.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company in its sole discretion, which shall be final and binding. None of the Depositary, the Dealer Manager, the Information Agent, us or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

If we are delayed in our acceptance for purchase of, or payment for, any Notes or are unable to accept for purchase or pay for Notes pursuant to the Tender Offer for any reason, then, without prejudice to our rights hereunder, tendered Notes may be retained by the Depositary on our behalf and may not be validly withdrawn (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the holders promptly after the termination or withdrawal of the Tender Offer).

Conditions to the Tender Offer

Notwithstanding any other term of the Tender Offer, and in addition to (and not in limitation of) our right to extend and amend the Tender Offer at any time, in our sole discretion, we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Notes, and may terminate the Tender Offer, if, before such time as any Notes have been accepted for payment pursuant to the Tender Offer, any of the following events or conditions exist or shall occur and remain in effect or shall be determined by us in our reasonable judgment to exist or have occurred:

(1) there is pending or has been threatened or instituted any action, proceeding or investigation by or before any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, which challenges the making of the Tender Offer, the acquisition of Notes pursuant to the Tender Offer or otherwise relates in any manner to the Tender Offer;

(2) there shall have occurred or be reasonably expected to occur any change, event or occurrence that could materially and adversely affect the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company or its subsidiaries on a consolidated basis (a “Material Adverse Effect”);

(3) any statute, rule, regulation, judgment, order, stay or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable by any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Tender Offer or that could have a Material Adverse Effect;

(4) the acceptance for payment of, or payment for, some or all of the Notes in the Tender Offer would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree or judgment of any court to which we or our subsidiaries may be bound or subject;

(5) there has been or is likely to occur any event or series of events that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Tender Offer or that will, or is reasonably likely to, materially impair the contemplated benefits to Flextronics of the Tender Offer or otherwise result in the consummation of the Tender Offer not being, or not being reasonably likely to be, in the best interests of Flextronics; or

(6) there has been (a) any general suspension of, shortening of hours for or limitation on prices for trading in securities in the United States securities or financial markets (whether or not mandatory), (b) a material impairment in the trading market for debt or equity securities, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (d) a commencement of a war, armed hostilities, act of terrorism or other national or international crisis, (e) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (f) any material adverse change in United States securities or financial markets generally, (g) any material change in the United States currency exchange rates or exchange controls or a suspension of, or limitations on, the markets therefor (whether or not mandatory) or (h) in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, a material acceleration or worsening thereof.

IMPORTANT:  The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion on or prior to the Expiration Date. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time on or prior to the Expiration Date.

The Company expressly reserves the right, in its sole discretion, subject to applicable law, to waive any and all of the conditions of the Tender Offer prior to the date of acceptance for payment of Notes in the Tender Offer. See ‘‘— Extensions and Amendments.”

Acceptance of Notes for Payment

Acceptance of Notes for Payment.  Upon the terms and subject to the conditions of the Tender Offer (including if the Tender Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, we will accept for payment, and thereby purchase, all Notes validly tendered (and not withdrawn) with a Bid Price that results in a Bid Premium equal to or less than the Clearing Premium, on or prior to the Expiration Date, subject to proration if the aggregate principal amount of Notes so tendered exceeds the Maximum Acceptance Amount.

We will be deemed to have accepted for payment pursuant to the Tender Offer and thereby have purchased, validly tendered Notes pursuant to the Tender Offer, if, as and when we give oral or written notice to the Depositary of our acceptance of such Notes for purchase pursuant to the Tender Offer. We will announce acceptance for payment of the Notes. In all cases, payment for Notes purchased pursuant to the Tender Offer will be made by deposit of the amount payable pursuant to this Offer to Purchase, including Accrued Interest, in respect of the Notes accepted for payment with the Depositary, which will act as agent for tendering holders for the purpose of receiving payments from us and transmitting such payments to such holders.

We expressly reserve the right, in our sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for payment of, or payment for, Notes in order to comply, in whole or in part, with any applicable law. See “— Conditions to the Tender Offer.” In all cases, payment by the Depositary to holders of the consideration for Notes accepted for purchase pursuant to the Tender Offer will be made only after timely receipt by the Depositary of:

•	confirmation of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under “— Procedures for Tendering Notes;”

•	a duly completed agent’s message through the facilities of DTC or a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof); and

•	any other documents required by the Letter of Transmittal.

If the Tender Offer is terminated or withdrawn, or the Notes subject to the Tender Offer are not accepted for payment, no consideration will be paid or payable to holders of those Notes. If any tendered Notes are not purchased pursuant to the Tender Offer for any reason, Notes tendered by book-entry transfer will be credited to the account maintained at DTC from which those Notes were delivered promptly following the Expiration Date or termination of the Tender Offer.

We reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more of our affiliates, the right to purchase Notes validly tendered (and not withdrawn) pursuant to the Tender Offer, but any such transfer or assignment will not relieve us of our obligations under the Tender Offer or prejudice the rights of tendering holders to receive consideration pursuant to the Tender Offer.

Holders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 5 of the Letter of Transmittal, transfer taxes with respect to our purchase of the Notes pursuant to the Tender Offer. If you hold Notes through a broker, bank or other nominee, you should consult that institution as to whether it charges any service fees. We will pay certain fees and expenses of the Dealer Manager, the Depositary and the Information Agent in connection with the Tender Offer. See “THE DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT.”

Holders who tender Notes that are accepted for payment pursuant to the Tender Offer will receive a cash payment of accrued but unpaid interest on such Notes from the last interest payment date to, but not including, the date of delivery of the Consideration to the Depositary. However, under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the holders of purchased Notes or otherwise.

If for any reason the acceptance for payment of (whether before or after any Notes have been accepted for payment pursuant to the Tender Offer), or the payment for, Notes subject to the Tender Offer is delayed or if we are unable to accept for payment or pay for Notes pursuant to the Tender Offer, then, without prejudice to our rights under the Tender Offer, tendered Notes may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay payment for Notes which we have accepted for payment pursuant to the Tender Offer is limited by Exchange Act Rule 13e-4(f)(5), which requires that an offeror pay the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer.

Extensions and Amendments

Subject to applicable securities laws and the terms and conditions set forth in this Offer to Purchase, we expressly reserve the right, in our sole discretion, to (i) waive any and all of the conditions of the Tender Offer prior to the date of acceptance for payment of Notes in the Tender Offer, (ii) extend the Expiration Date, or (iii) amend the terms of the Tender Offer. The rights reserved by us in this paragraph are in addition to our rights described under “— Conditions to the Tender Offer.” Irrespective of any amendment to or extension of the Tender Offer, all Notes previously tendered pursuant to the Tender Offer and not accepted for purchase or withdrawn will remain subject to the Tender Offer and may be accepted thereafter for payment by us.

If we materially change the terms of the Tender Offer or the information concerning the Tender Offer, or if we waive a material condition to the Tender Offer, we will disseminate additional information and extend the Tender Offer to the extent required by applicable law. If we increase or decrease the Consideration to be paid in the Tender Offer or the principal amount of Notes subject to the Tender Offer, the Tender Offer must remain open at least 10 business days from the date we first give notice of such increase or decrease to holders of Notes, by press release or otherwise; provided that we will not be required to amend or extend the Tender Offer if we increase the Notes purchased in the Tender Offer by an amount not exceeding 2% of the outstanding principal amount of the Notes (approximately $10,000,000 principal amount as of November 28, 2008).

Any extension or amendment of the Tender Offer will be followed as promptly as practicable by a public announcement thereof, which in the case of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. In the event that the Company extends the Tender Offer, the term “Expiration Date” shall mean the time and date on which the Tender Offer, as so extended, shall expire. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

CERTAIN SIGNIFICANT CONSIDERATIONS

In deciding whether to participate in the Tender Offer, you should carefully consider the following factors, in addition to the other information presented in this Offer to Purchase and the information that we incorporate by reference into this Offer to Purchase.

The conversion price of the Notes is significantly greater than our recent share prices.  The Notes of each holder are convertible only at the option of such holder at any time on or before the close of business on August 1, 2010 into our ordinary shares at an initial conversion price of $15.525 per share, subject to adjustment for certain events. The closing price for our ordinary shares on the NASDAQ Global Select Market on November 28, 2008 was $2.34 per share.

The Company is not making any recommendation concerning the Tender Offer.  Our Board of Directors has approved the Tender Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes or as to the purchase price or purchase prices at which you may choose to tender your Notes. Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Tender Offer. You must make your own decision as to whether to tender your Notes and, if so, the aggregate principal amount of Notes to tender. In doing so, we recommend that you consult your own investment and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Tender Offer.

Consummation of the Tender Offer may affect the liquidity, market value and price volatility of the Notes.  There is no established public trading market for the Notes. We believe that trading in the Notes has been limited and sporadic. To the extent that any Notes are purchased pursuant to the Tender Offer, any existing trading market for the remaining Notes may become more limited. A debt security with a smaller outstanding principal amount available for trading (the “float”) may command a lower price than would a comparable debt security with a greater float. The reduced float may also make the trading price of Notes that are not accepted for payment pursuant to the Tender Offer more volatile. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected. Holders of Notes not purchased in the Tender Offer may attempt to obtain quotations for such Notes from their brokers; however, there can be no assurance that any trading market will exist for such Notes following consummation of the Tender Offer. The extent of the public market for the Notes following consummation of the Tender Offer depends upon the number of holders remaining at such time, the interest in maintaining a market in such Notes on the part of securities firms, and other factors.

We are not obligated to redeem or purchase the Notes prior to maturity.  The Notes that remain outstanding after the Tender Offer are not redeemable by us under the Indenture, and though we reserve the right, in our sole discretion, from time to time to purchase any Notes that remain outstanding through open market or privately negotiated transactions, one or more additional tender offers or exchange offers or otherwise, we are under no obligation to do so.

We have substantial existing debt.  As of September 26, 2008, the outstanding amount of indebtedness, including the outstanding Notes of the Company was $3.4 billion. We will continue to have substantial indebtedness after the Tender Offer is consummated. There can be no assurance that we will have sufficient earnings, access to liquidity or cash flow in the future to meet our debt service obligations under the Notes that remain outstanding following consummation of the Tender Offer.

SOURCE AND AMOUNT OF FUNDS

Assuming that the Tender Offer is fully subscribed, the total amount of funds required to purchase the Maximum Acceptance Amount and pay the Accrued Interest thereon will range from approximately $196 million to approximately $219 million. The actual amount expended by us will depend principally on the Clearing Premium determined pursuant to the Tender Offer as well as the subscription level.

We intend to use cash on hand to pay the purchase price for and accrued and unpaid interest on the Notes validly tendered pursuant to the Tender Offer. The Tender Offer is not conditioned on our obtaining financing or on the tender of any minimum amount of Notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR

MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of certain U.S. federal income tax consequences related to a sale of Notes by beneficial owners of Notes (solely as used in this section, “Holders”) pursuant to the Tender Offer. Unless otherwise stated, this discussion deals only with Holders who hold the Notes as capital assets.

As used herein, “U.S. Holders” are any Holders that are, for U.S. federal income tax purposes, (i) individuals who are citizens or residents of the United States, (ii) corporations (including entities taxable as corporations) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. As used herein, “Non – U.S. Holders” are Holders, other than partnerships (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) that are not U.S. Holders as defined above. If a partnership is a Holder, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of a sale of Notes pursuant to the Tender Offer.

This discussion does not include all of the U.S. federal income tax consequences that may be relevant to a Holder in light of such Holder’s particular circumstances. For example, it does not deal with special classes of Holders such as banks, thrifts, real estate investment trusts, grantor trusts, regulated investment companies, insurance companies, dealers or traders in securities, currencies or commodities, or tax-exempt investors. It also does not discuss Notes held as part of a hedge, straddle, “synthetic security,” or other integrated transaction. This discussion does not address the U.S. federal income tax consequences to (i) U.S. Holders that have a functional currency other than the U.S. dollar, (ii) certain United States expatriates, (iii) shareholders, partners or beneficiaries of a Holder or (iv) individual retirement accounts or other tax related accounts. Further, it does not include any description of any alternative minimum tax consequences, estate or gift tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Notes.

This discussion is based on the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that the U.S. Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below.

We recommend that Holders consult their own tax advisors regarding the federal, state, local and non-U.S. income, franchise, personal property and any other tax consequences of tendering the Notes pursuant to the Tender Offer.

U.S. Holders

Gain or Loss Upon Sale

The sale of a Note by a U.S. Holder pursuant to the Tender Offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules discussed below, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale of a Note and the U.S. Holder’s adjusted tax basis in the Note sold. The amount realized on the sale of a Note pursuant to the Tender Offer will be equal to the amount of cash received in exchange for the Note (other than amounts attributable to accrued but unpaid stated interest, which will be treated as a payment of interest and will be taxable as ordinary income to the U.S. Holder unless such U.S. Holder has previously included such amounts in income under its regular method of accounting).

Under the market discount rules, a portion of any gain realized on the sale of a Note by a U.S. Holder who acquired the Note with “market discount” within the meaning of Section 1278 of the Code, may be characterized as ordinary income rather than capital gain. Market discount is generally equal to the excess of the stated principal amount (or, in the case of a Note issued with original issue discount (“OID”), the adjusted issue price) of a Note over the U.S. Holder’s tax basis in such Note immediately after its acquisition by such U.S. Holder. Unless the U.S. Holder has elected to include market discount in income currently as it accrues or the market discount comes within a statutory de minimis exception, any gain realized by a U.S. Holder on the sale of a Note having market discount will be treated as ordinary income to the extent of the market discount that has accrued while such Note was held by the U.S. Holder.

Generally, a U.S. Holder’s adjusted tax basis in a Note will be equal to the cost of the Note, increased, if applicable, by (i) any accrued OID and (ii) any market discount previously included in income by such U.S. Holder pursuant to an election to include market discount in income currently as it accrues, and reduced by the accrual of any amortizable bond premium which such U.S. Holder has previously elected to deduct from gross income.

In the case of a U.S. Holder other than a corporation, preferential tax rates may apply to capital gain recognized on the sale of a Note if the U.S. Holder’s holding period for the Note exceeds one year. Subject to certain limited exceptions, a capital loss recognized on the sale of a Note cannot be applied to offset ordinary income for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the payment of the gross proceeds (including any amounts attributable to accrued but unpaid stated interest or accrued OID) of the Tender Offer to a U.S. Holder and a backup withholding tax will apply to such payments if the U.S. Holder fails to comply with certain certification procedures or establish an exemption from backup withholding. Generally a U.S. Holder should provide an accurate taxpayer identification number on an IRS Form W-9, and make the appropriate certifications set forth in IRS Form W-9 under penalties of perjury. The backup withholding tax rate is currently 28%. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such Holder’s U.S. federal income tax liability and any excess withholding may be refundable, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Gain or Loss Upon Sale

A Non-U.S. Holder generally will be not subject to U.S. federal income tax on any gain realized on the sale of a Note pursuant to the Tender Offer unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and certain other conditions are met.

If a non-corporate Non-U.S. Holder falls under clause (i) above, such non-U.S. Holder generally will be taxed on the net gain derived from the sale in the same manner as a U.S. Holder, unless an applicable income tax treaty provides otherwise. See “— U.S. Holders — Gain or Loss Upon Sale” above. If an individual Non-U.S. Holder falls under clause (ii) above, such individual generally will be subject to a 30% tax on the gain derived from the sale, which may be offset by certain United States capital losses. Individual Non-U.S. Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year of the sale are urged to consult their tax advisors as to the U.S. federal income tax consequences of such sale. If a Non-U.S. Holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from the sale in the same manner as a U.S. Holder as described in “— U.S. Holders — Gain or Loss Upon Sale” above (unless an applicable income tax treaty provides otherwise) and, in addition, may be subject to an additional “branch profits” tax on its effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Non-U.S. Holders should consult their own tax advisors concerning the U.S. federal income tax consequences of a sale of the Notes pursuant to the Tender Offer.

Accrued But Unpaid Interest

Amounts received by a tendering Non-U.S. Holder attributable to accrued but unpaid stated interest or accrued OID on the Notes generally will not be subject to U.S. federal income tax if such amounts are not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder.

Except to the extent that an applicable income tax treaty otherwise provides, a Non-U.S. Holder will be taxed with respect to amounts attributable to accrued but unpaid stated interest or accrued OID on the Notes in the same manner as a U.S. Holder if such amounts are effectively connected with a United States trade or business of the Non-U.S. Holder. Effectively connected income received or accrued by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or, if applicable, at a lower tax rate specified by an applicable income tax treaty).

Information Reporting and Backup Withholding

Payments of stated interest and accrued OID and the proceeds from sales (including any retirement or redemption) of Notes that are made within the United States or through some U.S.-related financial intermediaries may be required to be reported to the IRS and backup withholding may apply unless the non-U.S. Holder complies with certification procedures, e.g. by providing an IRS Form W-8BEN and/or any other required documentation, to establish that it is not a U.S. person. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be credited toward a Holder’s United States federal income tax liability, if any. To the extent that the amounts withheld exceed a Holder’s tax liability, the excess may be refunded to the Holder provided the required information is timely furnished to the IRS.

The United States federal income tax discussion set forth above is not intended to be legal or tax advice to any Holder based on a Holder’s particular situation and may not be applicable depending upon a Holder’s particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the sale of Notes pursuant to the Tender Offer, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in United States federal or other tax laws.

CERTAIN SINGAPORE INCOME TAX CONSEQUENCES

The statements below are general in nature and are based on certain aspects of current tax laws in Singapore in force as at the date of this Offer to Purchase and are subject to any changes in such laws, or the interpretation of those laws, occurring after such date, which changes could be made on a retroactive basis. Neither these statements nor any other statements in this Offer to Purchase are to be regarded as advice on the tax position of any holder of the Notes as to whether or not to accept the Tender Offer or on any tax implications arising therefrom. The statements do not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision of the holder of the Notes to accept the Tender Offer and do not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities) may be subject to special rules. Holders of the Notes who are in doubt about their respective tax positions or any such tax implications arising from a decision as to whether to accept the Tender Offer or not should consult their own professional advisers.

Accrued Interest

Subject to the provisions of any applicable tax treaty (there is currently no tax treaty between Singapore and the United States), non-resident taxpayers, namely individuals not residing in, or corporations not managed and controlled in, Singapore, which derive income under Section 12(6) of the Income Tax Act, Chapter 134 of Singapore (“ITA”) (which includes interest, commissions, fees or other payments in connection with any loan or indebtedness) from Singapore, are subject to a withholding tax on that income at a rate of 15%, subject to some exceptions.

Payments in respect of Accrued Interest will not be subject to withholding tax in Singapore if:

•	such payments are not borne, directly or indirectly, by a person who is a tax resident in Singapore (except in respect of any business carried on outside Singapore through a permanent establishment outside Singapore) or a permanent establishment in Singapore (a “Singapore Person”);

•	such payments are not deductible against any income accruing in or derived from Singapore; and

•	none of the proceeds of the Notes are brought into or used in Singapore.

Accordingly, payments in respect of the Accrued Interest will not be subject to withholding tax in Singapore, as long as such payments are not borne, directly or indirectly, by a Singapore Person and are not deductible against income derived from Singapore and the proceeds of the Notes are not brought into or used in Singapore.

It is not entirely clear whether the Clearing Premium would be regarded as a payment of an income nature in connection with any loan or indebtedness for the purposes of Section 12(6) of the ITA. Nevertheless, the Clearing Premium will not be subject to withholding tax in Singapore, as long as such payments are not borne, directly or indirectly, by a Singapore Person and are not deductible against income derived from Singapore and the proceeds of the Notes are not brought into or used in Singapore.

Gain or Loss Upon Sale

Singapore does not impose tax on capital gains (i.e., gains which are considered to be capital in nature) but imposes tax on income. Hence, any gains considered to be in the nature of capital made from the sale of the Notes to us pursuant to the Tender Offer will not be taxable in Singapore. However, any gains from such sale of the Notes which are gains from any trade, business, profession or vocation carried on by that person, if accruing in or derived from Singapore, may be taxable as such gains are considered revenue in nature.

In addition, holders of Notes who apply, or who are required to apply, the Singapore Financial Reporting Standard 39 Financial Instruments — Recognition and Measurement (“FRS 39”) for the purposes of Singapore income tax may be required to recognize gains or losses (not being gains or losses in the nature of capital) in accordance with the provisions of FRS 39 (as modified by the applicable provisions of Singapore income tax law) even though no sale or disposal of the Notes is made. Holders who may be subject to such provisions should consult their own accounting and tax advisers regarding the Singapore income tax consequences of their acquisition, holding and disposal of the Notes.

CERTAIN BERMUDA TAX CONSIDERATIONS

There is no income or other tax in Bermuda imposed by withholding or otherwise on any payment to be made to or by the Company pursuant to this Tender Offer.

The Tender Offer will not be subject to ad valorem stamp duty in Bermuda, and no registration, documentary, recording, transfer or other similar tax, fee or charge is payable in Bermuda in connection with the execution, delivery, filing, registration or performance pursuant to this Tender Offer.

MARKET AND TRADING INFORMATION

The Notes are not listed on any securities exchange or included in any automated quotation system. Although certain institutions and securities dealers provide quotations for and engage in transactions in the Notes, there is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic.

The Notes of each holder are convertible only at the option of such holder at any time before the close of business on August 1, 2010 into our ordinary shares at an initial conversion price of $15.525 per share (equivalent to a conversion rate of approximately 64.4122 shares per $1,000 principal amount of Notes), subject to adjustment for certain events provided in the Indenture. At this conversion price, if all Notes were converted into ordinary shares, we would issue approximately 32,205,585 ordinary shares to holders of the Notes. Upon conversion, we will have the right to deliver cash (or a combination of cash and ordinary shares) in lieu of our ordinary shares.

Our ordinary shares are quoted on the NASDAQ Global Select Market under the symbol “FLEX.” The closing sale price of our ordinary shares on November 28, 2008 was $2.34 per share.

The following table sets forth the high and low sales prices of our ordinary shares, as reported by the NASDAQ Global Select Market, for the periods indicated below.

	High	Low

Fiscal Year Ended March 31, 2009
Third Quarter (through November 28, 2008)	$7.71	$1.60
Second Quarter	9.60	7.41
First Quarter	11.23	9.28
Fiscal Year Ended March 31, 2008
Fourth Quarter	$11.91	$9.26
Third Quarter	13.28	11.19
Second Quarter	12.02	10.80
First Quarter	11.72	10.80
Fiscal Year Ended March 31, 2007
Fourth Quarter	$12.16	$10.75
Third Quarter	13.19	11.08
Second Quarter	12.97	9.96
First Quarter	12.46	9.84

Since inception, we have not declared or paid any cash dividends on our ordinary shares.

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR FLEXTRONICS’S ORDINARY SHARES AND THE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies can be obtained from the SEC upon payment of the prescribed fees. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. We maintain a website at http://www.flextronics.com. The information contained on our website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

We have filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Tender Offer. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF DOCUMENTS BY REFERENCE

We “incorporate by reference” into this Offer to Purchase certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Offer to Purchase. Any statement or information in a document incorporated by reference in this Offer to Purchase is deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement or information in this Offer to Purchase modifies or supersedes the incorporated statement or information.

We incorporate by reference the filings listed below, which have previously been filed with the SEC (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K unless specifically incorporated by reference by us). All of these filings, which contain important information about us, are considered a part of this Offer to Purchase.

•	our annual report on Form 10-K/A for the fiscal year ended March 31, 2008, filed June 24, 2008;

•	the definitive proxy statement relating to our 2008 Annual General Meeting of Shareholders, filed on July 29, 2008;

•	our current reports on Form 8-K filed on May 6, 2008, May 16, 2008 (as amended by Form 8-K/A filed on June 5, 2008, June 5, 2008, June 25, 2008, July 24, 2008 (except for Items 2.02 and 9.01), October 2, 2008, and October 17, 2008; and

•	our quarterly reports on Form 10-Q for the quarterly periods ended June 27, 2008 and September 26, 2008, filed on August 5, 2008 and November 5, 2008, respectively.

You may obtain copies of documents incorporated by reference in this document (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Offer to Purchase incorporates), without charge, by writing to us at the following address or calling us at the telephone number listed below:

Flextronics International Ltd.
2090 Fortune Drive
San Jose, California 95131 U.S.A.
Telephone: (408) 576-7722

The information relating to the Company contained or incorporated by reference in this Offer to Purchase does not purport to be complete and should be read together with the information contained in the incorporated documents.

You should rely only on the information contained or incorporated by reference into this Offer to Purchase or to which we have referred you. No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Offer to Purchase. If given or made, such information or representation may not be relied upon as having been authorized by Flextronics, the Dealer Manager, the Depositary or the Information Agent.

THE DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT

We have retained Citigroup Global Markets Inc. to act as Dealer Manager, Georgeson Inc. to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Tender Offer. We have agreed to pay the Dealer Manager, the Information Agent and the Depositary customary fees for their services, and to reimburse their expenses, in connection with the Tender Offer. We have agreed to indemnify the Dealer Manager against certain liabilities, including certain liabilities under the federal securities laws or to contribute to payments the Dealer Manager may be required to make in respect of those liabilities.

At any given time, the Dealer Manager, in the ordinary course of its business, may trade Notes or other securities of Flextronics for its own accounts or for the accounts of its customers, and accordingly, may hold a long or a short position in the Notes or such other securities. The Dealer Manager also has provided in the past, and may provide in the future, financial, advisory, investment banking and general banking services to us, for which it has received and would receive customary fees and commissions.

None of the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Tender Offer or us contained in this Offer to Purchase or related documents or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

Our officers and regular employees (who will not be specifically compensated for such services), the Information Agent and the Dealer Manager may contact holders by mail, telephone, telex or telegraph regarding the Tender Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

Questions and requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

MISCELLANEOUS

We are not aware of any jurisdiction where the making of the Tender Offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the Tender Offer would not be in compliance with such laws, we will make a good faith effort to comply with any such laws or may seek to have such laws declared inapplicable to the Tender Offer. If, after such good faith effort, we cannot comply with any such applicable laws, the Tender Offer will not be made to the holders of Notes residing in each such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of the Company by the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

In order to tender Notes, a holder should send or deliver a properly completed and signed Letter of Transmittal and any other required documents to the Depositary at one of its addresses set forth below or tender pursuant to DTC’s Automated Tender Offer Program.

The Depositary for the Tender Offer is:

By Mail:	By Facsimile Transmission:	By Overnight Courier:
Computershare Trust Company, N.A. c/o Corporate Actions – Flextronics P.O. Box 859208 Braintree, MA 02185-9208	For Eligible Institutions Only: (781) 930-4942 For Confirmation Only Telephone: (781) 930-4900	Computershare Trust Company, N.A. c/o Corporate Actions – Flextronics 161 Bay State Drive Braintree, MA 02184

Any questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Tender Offer.

The Information Agent for the Tender Offer is:

199 Water Street, 26th Floor
New York, New York 10038
Banks and Brokers call: (212) 440-9800
All others call toll free: 1 (800) 843-9819

The Dealer Manager for the Tender Offer is:

Citi

390 Greenwich Street, 4th Floor
New York, NY 10013
Attention: Liability Management Group
Telephone: (800) 558-3745 (toll free)
(212) 723-6106 (collect)